Exhibit 99.1

Archrock Announces Dual Listing on NYSE Texas

HOUSTON, August 12, 2025 – Archrock, Inc. (NYSE:AROC) (“Archrock”) announced today the dual listing of its common stock on NYSE Texas, the newly launched fully electronic equities exchange headquartered in Dallas, Texas.

“Our listing history with the New York Stock Exchange, through Archrock and its predecessor companies, began in 1997. We are pleased to join the NYSE Texas and support this pro-business initiative in the Lonestar State, which is home to our corporate headquarters and a majority of our compression operations,” said Brad Childers, President and CEO.

“We are delighted to welcome Archrock to NYSE Texas. As a Texas-based, energy infrastructure company, Archrock is a great addition to our community of Founding Members,” said Chris Taylor, Chief Development Officer, NYSE Group.

Archrock will maintain its primary listing on the New York Stock Exchange and trade with the same “AROC” ticker symbol on NYSE Texas.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how the Company embodies its purpose, WE POWER A CLEANER AMERICATM, visit www.archrock.com.

SOURCE: Archrock, Inc.

For information, contact:

Megan Repine

Vice President, Investor Relations

(281) 836-8360

investor.relations@archrock.com